Exhibit 99.1

SoundBite Communications Announces Special Dividend to Stockholders

Special Dividend Payable in December 2012

BEDFORD, MA – December 13, 2012 – SoundBite Communications (NASDAQ: SDBT), a provider of customer experience management solutions, today announced that its Board of Directors has declared a special, one-time cash dividend of $0.50 per share payable on or before December 31, 2012 to stockholders of record at the close of business on December 23, 2012. The total amount of the special dividend payment will be approximately $8.2 million.

“SoundBite has a solid balance sheet, with approximately $24 million in cash at the end of the third quarter and no long term debt,” said Jim Milton, President and Chief Executive Officer. “We have preserved our cash while funding the acquisition of three mobile companies, executing on a stock buyback program, and investing in transforming the company into a strong position within two growth markets – mobile marketing and the hosted contact center. SoundBite is on a path towards achieving sustained profitability and has decided to return some of the cash to our stockholders in the form of a fifty-cent dividend.”

Milton continued, “We have made great progress recently in improving our position on the litigation and regulatory front with the favorable declaratory ruling by the FCC on our petition. Based on our solid positioning in the mobile marketing and hosted contact center markets, we are confident that we can grow organically and will not need this cash for future acquisitions. We believe that this special dividend will provide stockholders with additional value and appropriately reward them for their continued support.”

SoundBite intends to continue to invest in its mobile marketing and hosted contact center market opportunities, as well as capital expenditures to support platform and infrastructure expansion.

As a result of the special dividend, the exercise prices of some outstanding stock awards will decrease, and the number of shares subject to certain stock awards may increase, pursuant to the existing terms of SoundBite’s equity incentive plan. SoundBite will not be able to determine the extent of those adjustments until early January 2013.

About SoundBite Communications

SoundBite Communications is a customer experience management company with deep expertise in delivering cloud-based mobile marketing, proactive customer care, and collections/payments solutions. More than 450 global end-clients, including nearly 50 Fortune 500 companies, leverage SoundBite’s proactive multi-channel communications and preference management platforms to power 2.5 billion personalized and compliant customer interactions annually across the full consumer lifecycle. Visit SoundBite.com and follow SoundBite on Twitter for more information. SoundBite is a registered service mark of SoundBite Communications, Inc.

IR & Media Contact:

Lynn Ricci

SoundBite Communications

781-897-2696

lricci@soundbite.com

www.SoundBite.com